EXHIBIT 3.15


SECRETARY  OF  STATE
STATE  OF  WYOMING                                                FILED
THE  CAPITOL                                               JAN 20 00 4 0 0 6 1 2
CHEYENNE,  WYOMING
82002-0020                                                       WYOMING
                                                            SECRETARY OF STATE


ARTICLES  OF  AMENDMENT
(BY  SHAREHOLDERS)

     98-333600D

1.   The  name  of  the  corporation  is:  Interlink  Systems  Inc.

2.   Article  9  is  amended  as  follows:

     The aggregate number of shares or other ownership units which it has the authority to issue, itemized by classes, par value of shares, shares without par value and series, if any, within a class is:

     NUMBER OF SHARES  CLASS   SERIES  PAR VALUE PER SHARE

        10,000,000     COMMON   N/A           NIL

3.   The  amendment  was  adopted  on  July  21,1999,  by  the  shareholders.

4. The designation, number of outstanding shares, number of votes entitled to be cast by the voting group entitled to vote separately on the amendments were 28,709,878 common shares. The number of votes of the voting group indisputably represented at the meeting was 14,579,831.

5. The total number of undisputed votes cast for the amendments by the voting group was 13,268,335.

6. The number of votes cast for the amendment by the voting group was sufficient for approval by that voting group.


DATE:  JAN  19/00                      SIGNED:  /s/  TONY  DRESCHER
       ----------                              ------------------------

                                       TITLE:  SECRETARY
                                               ------------------------

                                                                        RECEIVED
                                                                         WYOMING
                                                              SECRETARY OF STATE

                                                               00 JAN 20 PM 2:06


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